Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Form F-3 of our report dated March 24,2005 on our audits of the consolidated balance sheets of LJ International Inc. and its subsidiaries as of December 31,2004, December 31,2003 and December 31,2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, for the eight-month period ended December 31,2002 and for the year ended April 30,2002. We also consent to the reference to our firm tinder the caption “Experts”.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: April 22, 2005